Exhibit 10.1

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

SEARS HOLDINGS MANAGEMENT CORPORATION

AND

SERITAGE GROWTH PROPERTIES, L.P.

DATED AS OF JULY 7, 2015

- i -

Appendices

Exhibit A	Services
Exhibit B	Contact Persons
Exhibit C	Lenders

- ii -

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, made and entered into effective as of July 7, 2015 (this “Agreement”), is by and between Sears Holdings Management Corporation, a Delaware corporation (“SHMC”) and Seritage Growth Properties, L.P., a Delaware limited partnership (“Seritage”). SHMC and Seritage each are sometimes referred to as a “Party” and together sometimes are referred to as the “Parties.”

WHEREAS, this Agreement is an Ancillary Agreement pursuant to the Subscription, Distribution and Purchase and Sale Agreement, dated as of June 8, 2015 (the “Separation Agreement”), by and between Sears Holdings Corporation (“SHC”) and Seritage Growth Properties;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt of which SHMC and Seritage hereby acknowledge, SHMC and Seritage hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.01 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Separation Agreement. The following terms used in this Agreement shall have the meanings assigned to them in the respective Sections set forth below:

Term	Location
Affiliate	§2.02
Agreement	Preamble
Assets	§2.09
Claim	§6.02
Contact Person	§2.11
Electronic Resource	§7.02
Expenses	§3.01(c)
Expiration Date	§2.01
Fees	§3.01(a)
Lenders	§4.02(a)
New Services	§3.01(b)
Party	Preamble
SHMC	Preamble
SHMC Claims	§6.02
SHMC Indemnitee	§6.01
Seritage	Preamble
Seritage Claims	§6.01
Seritage Indemnitee	§6.02
Service	§2.01
Service Change	§2.03
Service Period	§2.01

Term	Location
Service Schedules	§2.01
Separation Agreement	Recitals
Termination Fees	§7.01
Transaction Taxes	§3.03
Vendor	§2.08
Vendor Agreement	§7.01

ARTICLE II.

SERVICES

2.01 Services to be Provided. During the Service Period, SHMC shall provide, or cause to be provided, to Seritage the services (each, a “Service”) described on Exhibit A attached hereto (the “Service Schedules”) to the extent not prohibited by applicable Law. “Service Period” shall mean the period commencing on the Closing Date and continuing until 5:00 p.m. (Central Time) on the last day of the month in which the 18 calendar month anniversary of the Closing Date occurs (the “Expiration Date”). This Agreement shall automatically (and without notice) expire at 5:00 p.m. (Central Time) on the Expiration Date, unless otherwise agreed by the Parties in writing after the date of this Agreement, it being understood that neither Party has the right to renew or extend the Service Period without the written consent of the other Party. Except as expressly stated in Exhibit A, in the event of any conflict or inconsistency between this Agreement and Exhibit A, this Agreement shall control. Unless otherwise agreed by the Parties in writing, the Services to be provided by or at the direction of SHMC under this Agreement are limited to those expressly stated herein, and those modified or added to the Service Schedules by a Service Change. This Agreement, and the Services, Fees and Expenses hereunder, may only be modified by a written amendment executed by both Parties, and both Parties acknowledge and agree that in the absence of such signed written amendment, neither Party shall rely (and any such reliance would be unreasonable) upon any proposed amendment or course of dealing by the Parties. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require or permit SHMC to provide any business managerial services to Seritage or to direct the business, financial or strategic policies or decisions of Seritage.

2.02 Quantity and Nature of Service. Except as otherwise provided in this Agreement, SHMC shall provide, or shall cause to be provided, the Services in a manner and at a level of service that is substantially similar to the manner and level of service that such Services were provided with respect to the Transferred Properties and the owners thereof prior to the Closing Date. There shall be no substantial change in the scope or level of, or use by, Seritage of the Services during the Service Period (including changes requiring the hiring or training of additional employees by SHMC) without the mutual written consent of the Parties and adjustments, if any, to the applicable Fee to reflect the change in the cost to SHMC of providing such Services. However, SHMC may make changes from time to time in the manner of performing Services (including changes to its, its Affiliates’ and its Personnel’s systems) without Seritage’s consent if SHMC is making similar changes in the manner that it provides substantially similar services to itself and its Affiliates; provided, that SHMC shall use commercially reasonable efforts to provide Seritage with reasonable prior notice of any material change in the manner of providing Services and consult with Seritage in Good Faith to minimize the effect thereof on the provision of such Services. Notwithstanding anything in this Agreement to the contrary, SHMC shall not provide any legal services or legal advice to Seritage and Seritage shall not be entitled to rely on SHMC for legal advice or counsel, and any advisory communications given by SHMC to Seritage is not to be construed as legal advice. Seritage shall not resell any Services, provide the Services to any joint venture in which it participates or to any non-wholly owned Subsidiary, or otherwise use the Services in any way other than as SHMC or its Affiliates used the Services prior to the Closing Date with respect to the operation of the Transferred Properties. For purposes of this Agreement, “Affiliate” means (i) with respect to Seritage, its Subsidiaries, and (ii) with respect to SHMC, SHC and its Subsidiaries; provided, however, that except where the context indicates otherwise, for purposes of this Agreement, from and after the date of this Agreement, (1) no member of the SHC Group shall be deemed to be an Affiliate of any member of the Seritage Group, and (2) no member of the Seritage Group shall be deemed to be an Affiliate of any member of the SHC Group.

2.03 Changes in the Services. If Seritage desires to make changes in this Agreement to provide for different or additional Services to be provided by or at the direction of SHMC (each, a “Service Change”), the Parties shall comply with the following Service Change process:

(a) Seritage shall prepare a written proposal for the Service Change including a description of the services, deliverables and schedule, and the proposed Fee, in such detail as would reasonably be needed by an unaffiliated Vendor to develop a competent price proposal for similar services. Seritage may use the hourly rate or unit rate stated in Exhibit A in developing a price proposal for the Fee for such additional service.

(b) All Service Change proposals and responses must be delivered by a Party’s Contact Person to the other Party’s Contact Person. If SHMC can provide the different or additional services proposed in a Service Change with its then-existing resources and capabilities, SHMC and Seritage will proceed to negotiate in Good Faith and, if an agreement with respect thereto is reached, execute a new Service Schedule or an amendment to an existing Service Schedule to reflect the Service Change. If SHMC cannot provide any additional services proposed in a Service Change with its then-existing resources and capabilities, SHMC shall use commercially reasonable efforts to obtain such additional services through a Vendor and, if an agreement with respect thereto is reached, SHMC and Seritage shall execute a new Service Schedule or an amendment to an existing Service Schedule to reflect each Service Change, including changes to the applicable services, deliverables, schedule, fees and expenses. If SHMC will arrange for the additional services under a Service Change to be provided by a Vendor, Seritage shall, if requested by SHMC, execute a written agreement directly with the Vendor for the additional services. In the absence of a signed amendment, the Parties must fulfill their obligations under this Agreement without regard to such proposed Service Change.

(c) Any Service Change proposal by Seritage for a service to be added to the Services must be delivered to SHMC within the first 12 months after the date of this Agreement; no Service Changes for additional services may be requested by Seritage thereafter.

2.04 Transition Plan. During the Service Period, Seritage shall provide SHMC with quarterly reports concerning Seritage’s plans for transitioning the performance of all Services to Seritage, its Affiliates or Vendors prior to the Expiration Date. SHMC shall use commercially reasonable efforts to provide Seritage with such information and other assistance as Seritage reasonably requests to assist Seritage with such transition.

2.05 Standard of Care. Except as otherwise set forth in this Agreement (including Section 2.02), SHMC does not assume any responsibility under this Agreement other than to render the Services in Good Faith, in compliance with all applicable Laws and without willful misconduct or gross negligence. SHMC MAKES NO OTHER GUARANTEE, REPRESENTATION OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED) REGARDING ANY OF THE SERVICES PROVIDED HEREUNDER, AND EXPRESSLY DISCLAIMS ALL OTHER GUARANTEES, REPRESENTATIONS AND WARRANTIES OF ANY NATURE WHATSOEVER, WHETHER STATUTORY, ORAL, WRITTEN, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE. SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, SHMC SHALL ONLY BE OBLIGATED TO PROVIDE SERVICES IN A MANNER CONSISTENT WITH PAST PRACTICE (INCLUDING PRIORITIZATION AMONG PROJECTS FOR SHMC AND ITS AFFILIATES, AND SERITAGE AND ITS AFFILIATES).

2.06 Responsibility For Errors. Subject to Article VI, SHMC’s sole responsibility to Seritage for errors or omissions in Services caused by SHMC shall be to re-perform such Services or furnish correct information, payment or adjustment in the Services, and if such errors or omissions are solely or primarily caused by SHMC, SHMC shall promptly furnish such corrections at no additional cost or expense to Seritage; provided, that SHMC shall have no such responsibility to re-perform or furnish corrections to the extent it is actually prejudiced by any unreasonable delay in notice by Seritage to SHMC of such errors or omissions.

2.07 Good Faith Cooperation; Alternatives. SHMC and Seritage shall use Good Faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services. If SHMC reasonably believes it is unable to provide any Service because of a failure to obtain Vendor consents or because of impracticability, SHMC shall notify Seritage promptly after SHMC becomes aware of such fact and the Parties shall cooperate to determine the best alternative approach. Seritage shall provide such reasonable advance notice and forecasts of Services as are requested by SHMC or its Vendor performing the Services from time to time.

2.08 Use of Third Parties. In providing, or otherwise causing to be provided, to Seritage the Services, SHMC may use (a) any of its Affiliates and its or its Affiliates’ Personnel or (b) the services of any contractors, subcontractors, vendors or other third party providers (including former Affiliates) (each, a “Vendor”) to provide the Services; provided, however, that SHMC shall remain liable at all times for the performance of Services by any such Affiliate, Personnel or Vendor under this Agreement, except as stated in Section 2.06.

2.09 Assets of Seritage. During the Service Period, (a) SHMC and its Affiliates and Vendors may use, at no charge and on an as-needed basis, all of the software and other assets, tangible and intangible (together, the “Assets”), of Seritage to the extent necessary to perform, or otherwise make available, the Services (but for no other purpose), and (b) Seritage shall consult with SHMC prior to upgrading or replacing any of the Assets that are necessary for SHMC to provide the Services.

2.10 Ownership of Information and Other Assets. Neither Party shall acquire under this Agreement any right, title or interest in any Asset that is owned or licensed by the other. All Seritage Information or Information that if in existence as of the Closing Date would have constituted Seritage Information shall remain the property of a member of the Seritage Group, and, to the extent such Information remains in the possession of a member of the SHC Group, SHMC shall provide, or shall cause to be provided, to Seritage such copies of such Information during the term of this Agreement, and in any event prior to the Expiration Date in order to facilitate the transitioning of the performance of all Services to Seritage, its Affiliates or Vendors prior to the Expiration Date. All other Information provided by or on behalf of a Party to the other Party or its Affiliates for the purpose of providing or receiving the Services shall remain the property of the Party providing such Information. To the extent the provision of any Service involves intellectual property, including software or patented or copyrighted material, or material constituting trade secrets, each Party agrees that it and its Affiliates shall not copy, modify, reverse engineer, decompile or in any way alter any of such material, or otherwise use such material in a manner inconsistent with the terms and provisions of this Agreement, without the express written consent of the other Party. Except to the extent provided otherwise in the Separation Agreement, all specifications, tapes, software, programs, services, manuals, materials and documentation developed or provided by SHMC, its Affiliates or its Vendors and utilized in performing this Agreement shall be and remain the property of SHMC, such Affiliates or such Vendors, as applicable, and shall not, without SHMC’s prior written consent, be sold, transferred, disseminated or conveyed by Seritage or its Affiliates to any other Person (other than their Affiliates and their respective directors, officers, employees, agents and representatives) or used, in each case other than in receiving the Services under, or in performing, this Agreement.

2.11 Contact Person. Each Party shall appoint one contact person (a “Contact Person”) to facilitate communications and performance under this Agreement. The initial Contact Person of each Party is set forth on Exhibit B. Each Party shall have the right at any time and from time to time to replace its Contact Person by written notice to the other Party, following which Exhibit B shall be amended to reflect such Party’s new Contact Person.

ARTICLE III.

CHARGES AND PAYMENTS FOR SERVICES

3.01 Compensation.

(a) As consideration for the provision of the Services, Seritage shall pay, or cause to be paid, to SHMC or its designee(s) the fees for the Services, in each case as specified on Exhibit A (the “Fees”), payable as provided on Exhibit A. Upon termination of an individual Service, Seritage shall pay all Fees attributable to the Service being terminated accrued as of the date of termination of such Service. If the Fees include charges for Services performed by a Vendor and the Vendor’s fees increase during the Service Period, SHMC shall be entitled to include such increased fees as an increase in the Fees; provided, that to the extent that SHMC uses the same Vendor to provide similar services to itself or its Affiliates, each of the Parties shall be responsible for their pro rata portion of the increased amount in accordance with the level of services such Party receives from such Vendor.

(b) In addition to the Fees, Seritage shall reimburse SHMC or its designee(s) for all actual, reasonable and documented out-of-pocket expenses paid to third parties by SHMC or its Affiliates in connection with the performance of the Services that are not included in the Fees (“Expenses”), including, without limitation, the costs of any software, systems or other assets, or modifications thereof; provided, however, that SHMC shall not incur any Expenses that exceed $100,000.00 individually without first receiving the written consent of Seritage, not to be unreasonably withheld; provided, further, that to the extent Seritage does not consent to the Expenses set forth in the prior proviso, but the incurrence of such Expenses is reasonably necessary for SHMC to perform Service under this Agreement, then SMHC shall be relieved of its obligation to perform such Service to the extent that it is not reasonably able to perform such Service without incurring such Expenses. To the extent reasonably practicable, SHMC shall provide Seritage with notice of such Expenses prior to incurring them. Except as otherwise provided for in this Agreement, each Party shall bear its own fees and expenses incurred in connection with this Agreement and with respect to the transactions contemplated by this Agreement.

3.02 Payments. If directed by SHMC, Seritage shall pay directly any or all Vendors providing Services to or for the benefit of Seritage. Unless otherwise mutually agreed by the Parties in writing, all amounts payable under this Agreement shall be reconciled weekly and the Party owing the net amount shall, make payment to the Party owed the net amount by electronic transfer of immediately available funds to a bank account designated by such owed Party from time to time upon receipt of an invoice for such amount. Monthly installments shall be included in the first week’s reconciliation of each month. All amounts remaining unpaid for more than 15 days after their respective due date(s) set forth in an invoice statement shall accrue interest as set forth in Section 10.19(b) of the Separation Agreement until paid in full.

3.03 Taxes. The Parties hereby acknowledge that the Fees specified on Exhibit A do not include applicable sales, use, excise, value-added, business, service, goods and services, consumption, withholding and other similar taxes or duties, including taxes incurred on transactions between and among SHMC and its Affiliates and its and their Vendors and Personnel (“Transaction Taxes”). Seritage shall be responsible for the payment of all Transaction Taxes payable as a result of its receipt of the Services. Seritage shall reimburse SHMC for any deficiency relating to Transaction Taxes that are Seritage’s responsibility under this Agreement. Notwithstanding anything in this Section 3.03 to the contrary, each Party shall be responsible for its own income and franchise taxes, employment taxes and property taxes, except as otherwise provided in the Separation Agreement or any of the other Ancillary Agreements. The Parties shall cooperate in Good Faith to minimize Transaction Taxes to the extent legally permissible. Each Party shall provide to the other Party any resale exemption, multiple points of use certificates, treaty certification and other exemption information reasonably requested by such other Party.

ARTICLE IV.

TERMINATION

4.01 Termination of an Individual Service for Convenience by Seritage. Subject to the following sentence, Seritage may, upon 60 days’ prior written notice to SHMC, reduce or terminate for Seritage’s convenience any individual Service at the end of a Seritage fiscal month. Seritage may not reduce or terminate an individual Service if the reduction or termination would materially adversely affect SHMC’s ability to perform another Service. If Seritage’s reduction or termination of a Service results in charges to SHMC or its Affiliate during the Service Period (e.g., termination charges or loss of volume discounts, severance for any Personnel no longer needed to provide Services), Seritage shall reimburse SHMC for such expenses; provided, however, that, prior to the effective time of such reduction or termination, SHMC shall provide Seritage with notice of any such charges it reasonably anticipates will result from such reduction or termination and Seritage may, in its sole discretion, chose to continue the Service. In connection with any termination of services by Seritage in accordance with the provisions of this Section 4.01, Seritage and SHMC will coordinate in good faith regarding the termination or continuation of pre-existing service contracts with third-party providers.

4.02 Termination of the Agreement; Extension or Reinstatement.

(a) Seritage may terminate this Agreement or any individual Service in the event of a material breach of this Agreement by SHMC if SHMC fails to cure the breach within 30 days following receipt of written notice of the breach from Seritage. SHMC may terminate this Agreement in the event of a material breach of any of the payment obligations set forth in this Agreement by Seritage if Seritage or its lenders set forth on Exhibit C (the “Lenders”) fail to cure the breach within 30 days following receipt of written notice of the breach from SHMC (in the case of the Lenders, to the address set forth on Exhibit C); provided that, for the avoidance of doubt, non-payment of amounts that are subject to a Good Faith dispute with respect to which Seritage or the Lenders have timely delivered a notice of objection shall not constitute a breach of this Agreement for purposes of this Section 4.02(a) for so long as such amounts remain subject to such Good Faith dispute.

(b) Following any foreclosure of any property of Seritage by the Lenders, the Lenders shall be entitled to extend or reinstate this Agreement upon the terms set forth herein; provided that the “Service Period” shall be deemed to commence on the date of such foreclosure and continue until 5:00 p.m. (Central Time) on the last day of the month in which the 18 calendar month anniversary of the date of such foreclosure occurs, and provided, further, that SHMC and the Lenders shall execute an appropriate amendment to this Agreement pursuant to which the Lenders or their designee shall become entitled to the rights and subject to the obligations of Seritage hereunder in respect of such property.

4.03 Obligations on Termination. Upon termination of this Agreement, (i) each Party shall, as soon as reasonably practicable, return or deliver to the other Party all Information of the other Party and its Affiliates (including copies of all Information that is or remains the property of the other Party or its Affiliates pursuant to Section 2.10); provided that the other Party may retain electronic copies of such Information residing in automatic backup systems that are not generally available to such Party’s Personnel or copies retained to the extent required by applicable Law, regulation or a bona fide document retention policy and (ii) Seritage shall pay all Fees and Expenses accrued as of the date this Agreement is terminated in accordance with its terms.

4.04 Termination of an Individual Service by SHMC. If a Vendor that provides a Service is unwilling or unable to provide the Service and (i) the Vendor does not provide a similar service to SHMC or its other Affiliates on terms that are comparable to the terms of this Agreement and (ii) SHMC is unable to retain a replacement Vendor to provide the Service on terms that are reasonably comparable to the terms of this Agreement, SHMC, upon providing 90 days’ prior written notice to Seritage, may terminate the Service, but such termination of the Service shall have no effect upon the provision of the other Services to Seritage.

ARTICLE V.

CONFIDENTIALITY

5.01 Confidential Information. All Information provided by or on behalf of a Party to the other Party or its Affiliates under or in connection with this Agreement shall be subject to Sections 7.5 and 7.6 of the Separation Agreement, which shall apply hereto as if set forth herein, mutatis mutandis.

ARTICLE VI.

INDEMNIFICATION; LIMITATION OF LIABILITY

6.01 Indemnification by Seritage. Seritage shall defend, indemnify and hold harmless SHMC, its Affiliates, Vendors and Personnel (each, a “SHMC Indemnitee”) from and against any and all costs, liabilities, losses, penalties, expenses and damages (including reasonable attorneys’ fees) actually incurred or suffered by the SHMC Indemnitee relating to or arising out of actions and failures to act by Personnel of Seritage or its Affiliates in connection this Agreement (“Seritage Claims”), except to the extent that such Seritage Claims arise out of (a) a breach of any provision of this Agreement by SHMC or (b) any negligence, willful misconduct or fraud of SHMC, its Affiliates, Vendors or Personnel in performance of this Agreement.

6.02 Indemnification by SHMC. SHMC shall defend, indemnify and hold harmless Seritage, its Affiliates and Personnel (each, a “Seritage Indemnitee”) from and against any and all costs, liabilities, losses, penalties, expenses and damages (including reasonable attorneys’ fees) actually incurred or suffered by the Seritage Indemnitee relating to or arising out of (a) a breach of any provision of this Agreement by SHMC (other than in circumstances in which the SHMC has acted in Good Faith and used commercially reasonable efforts to cure such breach), (b) any negligence, willful misconduct or fraud of SHMC, its Affiliates, Vendors and Personnel in the performance of this Agreement or (c) relate to the intentional infringement of any copyright or trade secret by an Asset owned by SHMC or its Affiliates and used by SHMC its Affiliates, Vendors and Personnel in the performance of the Services hereunder (together, “SHMC Claims”). Notwithstanding the foregoing obligations set forth in this Section 6.02, SHMC shall not be required defend, indemnify or hold harmless any Seritage Indemnitee to the extent that such SHMC Claims arise out of (i) a breach of any provision of this Agreement by Seritage, (ii) any negligence, willful misconduct or fraud of Seritage, its Affiliates, or its or their respective directors, officers, employees, agents or representatives in performance of this Agreement or (iii) with respect to infringement claims relating to (A) Seritage’s use of its Assets in combination with any product or information not provided by SHMC, (B) Seritage’s distribution, marketing or use for the benefit of third parties of the Asset, (C) Seritage’s use of its Assets other than as contemplated by this Agreement, (D) Seritage’s use of its Assets that differs materially in scope, extent or intensity to that of SHMC or its Affiliates prior to the effective date of this Agreement, or (E) information, direction, specification or materials provided by or on behalf of Seritage. Seritage Claims and SHMC Claims are each individually referred to as a “Claim.”

6.03 Procedure. Any Claim under this Agreement shall be subject to Sections 5.5 through 5.11 of the Separation Agreement, which shall apply hereto as if set forth herein, mutatis mutandis.

6.04 Limitation of Liability. EXCEPT FOR (A) EACH PARTY’S INDEMNITY AND DEFENSE OBLIGATIONS AS SET FORTH IN SECTIONS 6.01, 6.02 AND 6.03 AND OTHER LIABILITIES TO UNAFFILIATED THIRD PARTIES, (B) ANY BREACH BY A PARTY OF ITS CONFIDENTIALITY OBLIGATIONS AND (III) ANY BREACH OF SECTION 2.10, IN NO EVENT SHALL EITHER PARTY, THEIR RESPECTIVE AFFILIATES, OR ITS OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, CONTRACTORS OR REPRESENTATIVES BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE DAMAGES, OR OTHER LOSSES NOT REASONABLY FORESEEABLE OR LOST PROFITS HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SUBJECT TO THE FOLLOWING SENTENCE, SHMC’S AND ITS AFFILIATES’ LIABILITY UNDER THIS AGREEMENT SHALL BE LIMITED TO THE RE-PERFORMANCE OF THE SERVICES AS PROVIDED IN SECTION 2.06 AND THE PAYMENT OF DIRECT DAMAGES, NOT TO EXCEED (FOR ALL CLAIMS IN THE AGGREGATE) THE FEES PAID BY SERITAGE TO SHMC UNDER THIS AGREEMENT. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THERE SHALL BE NO LIMITATION ON SHMC’S OR ITS AFFILIATES’ LIABILITY TO THE EXTENT SHMC HAS ENGAGED IN RECKLESS CONDUCT, WILLFUL MISCONDUCT OR FRAUD. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, SHMC SHALL NOT BE LIABLE FOR DAMAGES CAUSED BY SHMC’S VENDORS; PROVIDED, HOWEVER, THAT SHMC SHALL USE REASONABLE BEST EFFORTS TO PASS THROUGH TO SERITAGE APPLICABLE RIGHTS AND REMEDIES UNDER THE VENDOR AGREEMENTS OR AT SERTIAGE’S REQUEST, USE COMMERCIALLY REASONABLE EFFORTS TO ENFORCE OR CAUSE TO BE ENFORCED, SHMC’S AND ITS AFFILIATES’ RIGHTS UNDER THE VENDOR AGREEMENTS IN ORDER TO PROCURE ANY AVAILABLE REMEDIES ON BEHALF OF, AND FOR THE BENEFIT OF SERITAGE AND ITS AFFILIATES.

ARTICLE VII.

MISCELLANEOUS

7.01 Vendor Agreements.

The Parties anticipate that SHMC shall be relying upon its and its Affiliates’ existing agreements with third parties to provide certain of the Services described herein (each, a “Vendor Agreement”) If (a) SHMC’s or its Affiliates’ costs, fees or expenses increase under the terms of a Vendor Agreement or (b) the Vendor demands or is entitled to additional costs, fees or expenses now or in the future, in each case, as a result of Seritage and/or its Affiliates receiving benefits under a Vendor Agreement, then, in addition to all other amounts due hereunder, Seritage shall be liable for its proportionate share of all increased or additional amounts under this Section 7.01, in each case as such amounts are determined by SHMC in Good Faith. SHMC shall notify Seritage promptly after it learns of any increased amounts due under the immediately preceding sentence and shall work with the Vendor in Good Faith to try to mitigate such increased or additional amounts. To the extent any such Vendor Agreement includes early termination fees or similar charges (the “Termination Fees”), Seritage shall be solely responsible for any such Termination Fees that SHMC or its Affiliates incur as a result of the Transaction and/or Seritage and/or its Affiliates ceasing to use the Services under this Agreement.

7.02 Computer Access. If either Party, its Affiliates or its or their respective Personnel are given access, whether on-site or through remote facilities, to any communications, computer, or electronic data storage systems (each, an “Electronic Resource”) of the other Party, its Affiliates or its or their respective Personnel in connection with this Agreement, then the Party on behalf of whom such access is given shall ensure that its Personnel’s use of such access shall be solely limited to performance or exercise of such Party’s duties and rights under this Agreement, and that such Personnel will not attempt to access any Electronic Resource other than those specifically required for the performance of such duties and/or exercise of such rights. The Party given access shall (a) limit such access to those of its and its Affiliates’ Personnel who need to have such access in connection with this Agreement, (b) advise the other Party in writing of the name of each of such Personnel who will be granted such access and (c) strictly follow all security rules and procedures for use of such Electronic Resources. All user identification numbers and passwords disclosed to a Party’s or its Affiliates’ Personnel and any information obtained by such Party’s or its Affiliates’ Personnel as a result of its access to, and use of, the other Party’s, its Affiliates’ or their respective Personnel’s Electronic Resources shall be deemed to be, and shall be treated as, Confidential Information of the Party on behalf of whom such access is granted. Each Party shall reasonably cooperate with the other Party in the investigation of any apparent unauthorized access by the other Party, its Affiliates or their respective Personnel to any Electronic Resources or unauthorized release of Confidential Information. Each Party shall promptly notify the other Party of any actual or suspected unauthorized access or disclosure of any Electronic Resource of the other Party, its Affiliates or their respective Personnel.

7.03 Survival. The obligations of each Party to pay all amounts accrued hereunder and the provisions of Sections 2.10, 7.02 and 7.05 and Article V and Article VI shall survive the termination or expiration of this Agreement.

7.04 Equitable Relief. Each Party acknowledges that any breach by a Party of Sections 2.10, 5.01 or 7.02 may cause the non-breaching Party and its Affiliates irreparable harm for which the non-breaching Party and its Affiliates have no adequate remedies at law. Accordingly, in the event of any actual or threatened default in, or breach of, the foregoing provisions, each Party shall be entitled to seek equitable relief, including specific performance, and injunctive relief, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. A Party seeking such equitable relief is not obligated to comply with Section 7.05 and may seek such relief regardless of any cure rights for such actual or threatened breach. Each Party waives all claims for damages by reason of the wrongful issuance of an injunction and acknowledges that its only remedy in such event is the dissolution of such injunction. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

7.05 Dispute Resolution. Except as provided for in Section 7.04, all Disputes related to this Agreement are subject to Article IV of the Separation Agreement.

7.06 Other Provisions. Sections 10.3 through 10.15 (other than the reference to Article IX of the Separation Agreement in Section 10.8), Sections 10.17 through 10.19 and 10.21 of the Separation Agreement shall apply to this Agreement as if set forth herein, mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

SEARS HOLDINGS MANAGEMENT CORPORATION

By:	/s/ Lawrence J. Meerschaert
	Name:	Lawrence J. Meerschaert
	Title:	Vice President, Tax and Assistant Treasurer

SERITAGE GROWTH PROPERTIES, L.P., by Seritage Growth Properties, its general partner

By:	/s/ Benjamin Schall
	Name:	Benjamin Schall
	Title:	Chief Executive Officer and President

[Transition Services Agreement]

Exhibit A

SERVICES

(See Attached)

A-1

Schedule A

Transition Service Schedule

This Schedule A to the Transition Services Agreement, dated July 7, 2015 (the “Agreement”), between Sears Holdings Management Corporation (“SHMC”) and Seritage Growth Properties, L.P. (“Seritage”) sets forth the specific services that SHMC will provide or cause to be provided to Seritage as Services pursuant, and subject, to the Agreement, and the terms pursuant to which the Services are to be provided. Capitalized terms used herein but not otherwise defined shall have the same meanings as in the Agreement. Throughout these Schedules, where costs are referred to they should be assumed to be in the same denomination as the service fees unless otherwise stated.

The annualized cost of services performed under this agreement are estimated, for informational purposes only, to be approximately $2.5 million or about $210,000 per month. Actual costs will be billed at the rates specified in the tables below.

Sections:

•	Section 1: Accounting Services

•	Section 2: Treasury Services

•	Section 3: Tax Services

•	Section 4: Information Technology (IT)

•	Section 5: Risk Management & Insurance Services

•	Section 6: Employment

•	Section 7: Facilities Management

•	Section 8: Real Estate Property Management

Section 1: Accounting Services

Function	Detailed Requirements/Other Matters	SHMC Service Manager	Seritage Service Manager	Service Charge
Public Company Support

•      SHMC to make corporate finance and accounting personnel available to provide reasonable assistance to Seritage with respect to the following public company matters including:

•      Audit support

•      Financial statement creation for external reporting

•      Excludes performing financial analysis or providing advice or decisions related to external reporting

		Bryan Kidd	[TBD]	Time & Materials $60 per hour

Lease Maintenance /Leasing Systems

•      SHMC to support the following lease maintenance functions as requested by Seritage:

•      Reporting on lease payments

•      Managing accounting/systems impact of tenant changes

•      Future lease obligation reporting

•      SHMC to assist Seritage with build out of financial / leasing systems

		Bryan Kidd	[TBD]	Time & Materials $60 per hour

Accounting

•      SHMC to support the following accounting functions as requested by Seritage:

•      Payables Management

•      Receivables Management

•      Lease Accounting

•      Capital Project Accounting

•      Fixed Asset Accounting

•      1099 Reporting

•      Tenant Improvement Allowances

•      Escrow Accounting

•      Payroll Accounting

•      Technical Accounting Research

•      SHMC to assist Seritage in transitioning existing accounting data from SHMC systems to a new application to be licensed by Seritage.

		Bryan Kidd	[TBD]	Time & Materials $60 per hour

Section 2: Treasury Services

Function	Detailed Requirements/Other Matters	SHMC Service Manager	Seritage Service Manager	Service Charge
Domestic Cash Management	• SHMC to support all domestic cash management functions of Seritage, overseeing daily cash receipts and disbursements, managing the daily liquidity, opening and closing bank accounts.	Perry Weine	[TBD]	Time & Materials $110 per hour

S/T Investments and Borrowings

•      SHMC to support daily investments and borrowing activities of Seritage.

•      SHMC to provide data as reasonably requested by Seritage to support Seritage’s preparation, signing, and filing of compliance reporting documents (e.g., borrowing base certificates).

		Perry Weine	[TBD]	Time & Materials $110 per hour

Debt Management

•      SHMC to provide Seritage support in management of their debt obligations, including calculating and arranging for Seritage to pay interest and amortizations, monitoring and providing data related to compliance requirements.

		Perry Weine	[TBD]	Time & Materials $110 per hour

Letter of Credit	• SHC to provide Seritage support in executing, adding, terminating, modifying and otherwise managing letters of credit necessary for the operation of the Seritage Business.	Perry Weine	[TBD]	Time & Materials $110 per hour

Section 3: Tax Services (excludes property tax, payroll tax and 1099 reporting)

Function	Detailed Requirements/Other Matters	SHMC Service Manager	Seritage Service Manager	Service Charge
1. Federal Income Tax

a.     Quarterly and annual REIT qualification testing

b.     REIT compliance activities

c.     Taxable income forecasting for dividend cash flow planning

d.     Calculation of REIT earnings and profits

e.     Prepare and coordinate filing REIT and subsidiary returns (and payment of estimated taxes if taxable REIT subsidiaries formed)

f.     Work with outside tax advisors to maintain partnership tax accounts and prepare federal tax filings (e.g., Form 1065 and Schedule K-1s)

		Clark Olsen	[TBD]	Non-Income Tax Returns $100 per return for non-income tax filings identified in 2b-d and 3d Tax Services Hourly Rate $300 per hour for all other services in 1a-f, 2a, 3a-c, 4a-c, 5 and 6

2. State / Local Tax

a.     Prepare and coordinate filing income tax returns and payment of estimated taxes where necessary

b.     Sales and use tax filings where necessary (e.g., FL)

c.     Business license filings; gross receipts tax filings and accrual estimates

d.     Annual report/franchise tax filings

		Paul Weatherford (2a, d) Eric Fellner (2b, c)	[TBD]	NOTE: Anticipate significant reliance on third-party service providers with REIT and partnership tax expertise in the U.S. and Puerto Rico with costs paid directly or reimbursed in accordance with section 2.01(c) of this Agreement.

3. Puerto Rico Tax

a.     Work with outside tax advisors in preparing necessary tax returns, estimated tax filings and extension filings and facilitating payment of tax

b.     Work with outside tax advisors to administer withholding tax compliance and tax compliance responsibilities of non-Puerto Rico partners

c.     Separate entity financial statements and tax provision calculations

d.     Annual report/license/gross receipts filings

		Clark Olsen	[TBD]

4. Financial Accounting

a.     Quarterly tax provision, book-to-tax income calculations, effective tax rate calculations, tax accounting journal entry support

b.     Analysis of uncertain tax positions and quarterly tax reserve calculations and journal entry support (if necessary)

c.     Tax footnote disclosures for Form 10-K and Form 10-Qs

		Clark Olsen	[TBD]

Function	Detailed Requirements/Other Matters	SHMC Service Manager	Seritage Service Manager	Service Charge
5. Transition Tax Functions to Seritage	a. SHMC to assist Seritage in transitioning the responsibilities of managing the tax functions to Seritage	Larry Meerschaert	[TBD]

6. Other Tax Services	a. Other tax services as mutually agreed by the parties	Larry Meerschaert	[TBD]

7. Seritage Responsibilities	Anything not listed above, including: a. Tax legal services b. Tax software licenses (e.g., income tax reporting, sales tax)	N/A	[TBD]	N/A

Section 4: Information Technology (IT)

Function	Detailed Requirements/Other Matters	SHMC Service Manager	Seritage Service Manager	Service Charge
Email/Directory/Handheld

•      SHMC to provide email options for Seritage:

•      Access to MS Exchange mailboxes using MS Outlook (full client) or OWA (Web). Mobile access via ActiveSync

•      Archived storage of older messages

•      Central repository for shared information and files

•      Email delivery system for applications sending end-user notifications and alerts

•      7x24x365 day on-call production support

		[Carol Ricchio]	[TBD]	Costs are per user per month for the options listed as follows: Exchange: $7.16 Exchange + IM: $10.23 Exchange + IM + Mobile: $13.60

Telecom Data (Support and Data Circuits)

•      [SHMC] to provide Seritage with data, network and voice services which include:

•      Installation of VPN capability for connectivity to SHC systems, as needed

•      Internet (DSL) connectivity, if needed

•      Provision of Voice Telecom capabilities

•      Wireless network design, installation and maintenance

•      Provision of LAN managed services

		[Carol Ricchio]	[TBD]

Site Survey: One-time expense of $515.

VPN: One-time expense of $7,520

DSL: One-time expense of $258 plus monthly cost of $154

Voice Circuits: One-time expense of $1,360 plus monthly cost of $273

Wireless Network: One-time expense of $6,592 plus monthly maintenance cost of $36 per access point. One-time cost based on assumption of office space requiring 3 wireless access points.

LAN Services: One-time expense of $541 per LAN drop plus one-time circuit extension into office space and installation services of $10,450.

Travel and other expenses, as incurred.

Function	Detailed Requirements/Other Matters	SHMC Service Manager	Seritage Service Manager	Service Charge
Desktop Services

•      SHMC to provide Desktop Services options for Seritage:

Desktop Purchase Cost:

•      Procure Laptop Standard, Lightweight or MAC.

•      Hardware Maintenance is included in cost of purchase for 3 years.

•      Provide Image and customization as required

•      Utilize external VAR and internal resources to build units

•      If ongoing support required for a purchased laptop, monthly desktop services charge would apply.

Desktop Leasing (option if Seritage does not want to purchase desktops and laptops)

•      Create images for [BU units based on BON (business organization name and Role)]

•      Test builds and customize to function on standard hardware platforms

•      Procure hardware (desktops and laptops)

•      Utilize external VAR and internal resources to build units

Desktop Support – Remote and Onsite Desktop Support Services

•      Printer Support

•      Active Directory Policy Management

•      Hardware Lifecycle standardization Service

•      Depot and Relay PCs

•      Compliance Management

•      Maintain Architecture, Engineering, and Op’s Doc’s

•      Enterprise Standard VDI/Image Management

•      Application Packaging (for core-standard applications)

		[Carol Ricchio]	[TBD]

Desktop configuration: One-time cost of $2,884

Desktop Purchase Cost:

•      Standard Desktop – Laptop, Docking Station, Keyboard, Mouse, 3YR Maintenance –$ 745.00

•      MAC Book Pro with Retina Apple care protection plan- $1603.00

•      Light Weight Dell Laptop – Laptop, Docking Station, Keyboard, Mouse, 3YR Maintenance – $1036.00

•      MAC Book Air – Apple Care Protection – $1532.00

Desktop Leasing: Cost is per person per month based upon technology selected:

•      Standard Desktop – $21.63

•      Standard Laptop – $37.08

•      Lightweight Laptop – $52.53

•      High End Laptop – $73.13

•      High End Desktop – $29.87

•      Re-imaging Fee – $144.20 per incident

•      Data Transfer – $113.30 – per incident

Desktop Support: Per person per month with cost based upon technology supported:

•      Win 7 /64 Bit – $21.84

•      Win XP1 – $53.88

•      Alternate OS2 – $27.81

•      Mobile Management – $3.70

•      BigFix Non-bundle – $1.40

•      Citrix – $21.63

•      Verastream – $15.45

[1]    Windows XP includes the 2015 Microsoft Custom Support Agreement fees

[2]    Alternate OS: Windows 7/32 Bit, Windows 8, Ubuntu or Mac OS

Section 5: Risk Management & Insurance
Function	Detailed Requirements/Other Matters	SHMC Service Manager	Seritage Service Manager	Service Charge
Insurance

•      SHMC to set-up initial insurance programs to be effective as of the transaction date.

•      SHMC to evaluate internal and external alternatives to handle administration of lessee insurance and recommend approach to be implemented within 30 days of the transaction date.

•      SHMC to provide support necessary for Seritage to assume management of insurance responsibilities within 30 days of the transaction date.

•      SHMC to provide reasonable cooperation in responding to inquiries from Seritage regarding transitioning from SHC’s insurance programs.

		Dave Halffield	[TBD]	Time & Materials $60 per hour
Surety Bond Management

•      SHMC to provide Seritage support in setting up and implementing a standalone surety bond program necessary for the operation of the Seritage’s business.

•      SHMC to provide support necessary for Seritage to assume management of surety bond responsibilities within 30 days of the transaction date.

		Dave Halffield	[TBD]	Time & Materials $60 per hour

Section 6: Human Resources Services

Function	Detailed Requirements/Other Matters	SHMC Service Manager	Seritage Service Manager	Service Charge

Outsourcing Human Resources Function	• SHMC to assist Seritage in outsourcing the HR functions of Seritage, including payroll tax administration, to a Human Resource Outsourcer (“HRO”) or Professional Employer Organization (“PEO”).	Maciej Mrugala	[TBD]	Time & Materials $60 per hour

Section 7: Facilities Management

Function	Detailed Requirements/Other Matters	SHMC Service Manager	Seritage Service Manager	Service Charge

Major Maintenance Projects

•      SHC will provide project management services for major maintenance projects on an as requested basis. These services will include:

•      Roof replacement

•      Parking lot replacement

•      HVAC replacement

•      Facility Services will provide Preventative Maintenance for HVAC rooftop units and chillers as requested.

•      Preventative maintenance and repairs for Roofing, Parking lot and HVAC will be handled by SHC personnel or SHC third party provider

		Mark Conway	[TBD]

Project Management Services

•      Roof Replacement: $23,375 per project

•      Parking Lot Replacement: $25,140 per project

•      HVAC replacement: $27,400 per project

Maintenance & Repair Services

3rd party service provider costs will be passed through to Seritage at cost plus 15%

SHC Hourly rate is $85 per hour

Construction Projects	• SHC will provide project management services for construction projects on an as requested basis.	Mark Conway	[TBD]	To be negotiated on project by project basis

Section 8: Real Estate Property Management [With respect to only those properties with third-party leases, other than the Real Estate Tax Services]

Function	Detailed Requirements/Other Matters	SHMC Service Manager	Seritage Service Manager	Service Charge
Common Area Maintenance Services

•      Preparation of a Budget, setting out the estimated operating receipts and expenditures of the Transferred Property on a month to month basis for the Service Period and showing ongoing expenses and any anticipated extraordinary expenses and capital expenditures and the approximate date funds therefor will be needed

•      Supervision of maintenance and repair of the Transferred Property

•      Cause the Transferred Properties to be maintained in a first-class manner comparable to other similar shopping centers located in the area and in good operating condition and repair at Seritage’s cost; provided however, the Demised Premises (as that term is described in the Master Lease) shall be maintained to the standards set forth in the Master Lease

		Tammi Banaszak	[TBD]	$85/hour

Real Estate Tax Services

•      Personal property tax filings

•      Real estate tax filings; landlord reimbursements payments

•      Accrual estimates

•      Real Estate/Personal Property tax bills payments along with recommended changes in current monthly estimate of tax liability per location

•      Appeals and audit defense, where appropriate

•      Subtenant calculations

•      Various reporting

		Maggie Mullen	[TBD]	$85/hour

Property Management and Administration

•      Perform normal asset management functions as contemplated by this Agreement including but not limited to Landlord’s requirements under Section 4.5 of the Master Lease and Article X of the Master Lease

$85/hour

Function	Detailed Requirements/Other Matters	SHMC Service Manager	Seritage Service Manager	Service Charge

Third Party Tenant Lease Management

•      Collection of third party tenant rents and other charges

•      Retain copies of all leases and tenant and occupant information relating to the Transferred Property in its files

•      Bill tenants and other occupants in the Transferred Property for, and collect all revenues received by SHMC including, without limitation, all fixed rents, percentage rents and other sums, whether payable as additional rent or otherwise payable by such tenants and occupants under their respective leases and other agreements, or by other parties under license, service or other agreements

•      Obtain and review statements of sales furnished by tenants to support their payment of percentage rentals or other sums and deduction

•      Use diligent efforts to enforce the performance by tenants of all requirements of their respective leases by all reasonable means. It is understood by both parties hereto that SHMC does not guarantee the payment or performance of any lease by any tenant.

		Tammi Banaszak		$85/hour

Transition Consultation

•      Any assistance and/or services required to facilitate the transition of Services provided above from SHMC to Seritage, or its designated third party provider;

•      Assignment of any Contracts to Seritage which, pursuant to its terms, may be assigned;

•      Communication between SHMC departments and the Seritage counterpart relating to the process of implementation of Services by Seritage and/or its designated third party providers; and

•      Assistance, as needed, with the negotiation with third party provider of Services previously engaged by SHMC.

$85/hour

Exhibit B

CONTACT PERSONS

For Seritage:

Matthew E. Fernand

Executive Vice President, General Counsel and Secretary

(917) 355-8149

MFernand@seritage.com

For SHMC:

Dodge Daverman

Director, Corporate Development

(847) 286-9094

Dodge.Daverman@searshc.com

B-1

Exhibit C

LENDERS

JPMorgan Chase Bank, National Association
383 Madison Avenue
New York, New York 10179
	Attention:	Joseph E. Geoghan
Joseph.Geoghan@jpmorgan.com

and	H/2 SO III Funding I LLC
c/o H/2 Capital Partners LLC
680 Washington Boulevard, Seventh Floor
Stamford, Connecticut 06901
	Attention:	Daniel Ottensoser
DOttensoser@h2cp.com

with copies to:
JPMorgan Chase Bank, National Association
383 Madison Avenue
New York, New York 10179
	Attention:	Nancy Alto
nancy.s.alto@jpmorgan.com

and	Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
	Attention:	William P. McInerney, Esq.
William.McInerney@cwt.com

and	Strategic Asset Services LLC
375 Park Avenue, 20th Floor
New York, New York 10152
	Attention:	David Katz
dkatz@h2sas.com

and	H/2 Capital Partners LLC
680 Washington Boulevard, Seventh Floor
Stamford, Connecticut 06901
	Attention:	William Stefko, Esq.
wstefko@h2sas.com

and	H/2 Capital Partners LLC
680 Washington Boulevard, Seventh Floor
Stamford, Connecticut 06901
	Attention:	Maury Apple
mapple@h2cp.com

and	Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
	Attention:	Kimberly B. Blacklow, Esq.
kblacklow@cgsh.com

C-1